Exhibit 3.12

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

GT BIOPHARMA, INC.

GT Biopharma, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution by the unanimous written consent of its members proposing and declaring fair, reasonable and advisable and in the best interest of the Company and its stockholders the following amendment to the restated certificate of incorporation of the Corporation (as amended, the “Certificate of Incorporation”) and recommending that the stockholders of the Corporation consider and approve the resolution. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation be amended by replacing in its entirety the first and second paragraphs of Article FOURTH so that, as amended, the paragraphs shall be and read as follows:

“I. COMMON STOCK

Upon this Certificate of Amendment of Restated Certificate of Incorporation of Corporation (this “Certificate of Amendment”) becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”), each twenty-five (25) shares of Common Stock issued and outstanding (the “Old Common Stock”) immediately prior to the Effective Time shall automatically without further action on the part of the Company or any holder of Old Common Stock, be combined and changed into one (1) duly authorized, fully paid and non-assessable share of new common stock (the “New Common Stock”) (the “Stock Combination”). From and after the Effective Time, certificates representing Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation’s transfer agent (the “Exchange Agent”), as exchange agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Exchange Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the applicable New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the Exchange Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests. After giving effect to the Stock Combination, the Company is authorized to issue a total of 25,000,000 shares of Common Stock, $0.001 par value per share. Dividends may be paid on the Common Stock as, when and if declared by the Board of Directors, out of any funds of the Company legally available for the payment of such dividends, and each share of Common Stock will be entitled to one vote on all matters on which such stock is entitled to vote.

II. PREFERRED STOCK

After giving effect to the Stock Combination, the Company is authorized to issue a total of 1,500,000 shares of Preferred Stock ($0.01 par value), each of which shares of Preferred Stock may be issued in one or more series of stock within the class of Preferred Stock. Each series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority hereby expressly vested in it by the provisions of this Restated Certificate of Incorporation.”

SECOND: That thereafter pursuant to a resolution of the Board of Directors of the Corporation, said amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That this Certificate of Amendment of Restated Certificate of Incorporation shall be effective on September 8, 2026 at 12:01, Eastern Standard Time.

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Restated Certificate of Incorporation as of September 2, 2026.

GT BIOPHARMA, INC.

By:	/s/ Michael Breen
Name:	Michael Breen
Title:	Executive Chairman of the Board of Directors and Chief Executive Officer

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